Exhibit 3.1

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation: Axesstel, Inc.

2. The articles have been amended as follows:

Article Sixth has been deleted and replaced in its entirety with:

“That the total number of common stock authorized that may be issued by the Corporation is TWO HUNDRED AND FIFTY MILLION (250,000,000) shares of stock at $0.0001 par value per share and no other class of stock shall be authorized. Said shares may be issued by this Corporation from time to time for such considerations as may be fixed from time to time by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 59.3%.

4. Effective date of filing (optional):

5. Signature (required):	/s/ Patrick Gray
Signature of Officer